Exhibit 99.1

Intrexon Announces Key Management Appointments

GERMANTOWN, Md., November 27, 2017 - Intrexon Corporation (NYSE: XON), a leader in the engineering and industrialization of biology, today announced key executive promotions:

•	Lt. Gen. (Ret.) Thomas Bostick, Ph.D., has been named Chief Operating Officer of Intrexon replacing Andrew Last, Ph.D.;

•	Nir Nimrodi has been named Chief Business Officer of Intrexon; and

•	Helen Sabzevari, Ph.D., has been named President of Intrexon’s wholly-owned subsidiary, Precigen, Inc.

All three will report to Chairman and Chief Executive Officer Randal J. Kirk.

“A more streamlined senior management structure is in line with our transition to a group of related and increasingly commercially oriented enterprises,” commented Mr. Kirk. “Almost all business units and the enterprise teams running them will report either to General Bostick or to Mr. Nimrodi, depending upon their degree of commercial advancement. Meanwhile, I shall enjoy helping Dr. Sabzevari as she continues to develop Precigen as a leading gene and cell therapy company.

“On behalf of our Board of Directors and of our entire team, I also want to express our appreciation to Dr. Andy Last for his significant contributions to Intrexon. He is a life science manager of great talent and dedication, and we wish him well in his future endeavors,” continued Mr. Kirk.

Lt. Gen. (Ret.) Thomas Bostick, Ph.D.

Lt. Gen. (Ret.) Bostick joined Intrexon in 2016 bringing tremendous leadership skills, extensive experience in environmental sustainability, and an established track record in engineering solutions for the Nation’s toughest challenges. After 38 years of distinguished service to the U.S. Army, he retired as the 53rd U.S. Army Chief of Engineers and the Commanding General of the U.S. Army Corps of Engineers (USACE) serving as the senior military officer overseeing and supervising most of the Nation’s civil works infrastructure and military construction, hundreds of environmental protection projects, as well as managing 34,000 civilian employees and military personnel in over 110 countries around the world.

Before his command of USACE, Lt. Gen. Bostick served in a variety of command and staff assignments with the U.S. Army both in the U.S. and abroad including the Deputy Chief of Staff, G-1, Personnel, U.S. Army, Commanding General, U.S. Army Recruiting Command, Assistant Division Commander, 1st Cavalry Division, Executive Officer to the Chief of Engineers, Executive Officer to the Army Chief of Staff, and Deputy Director of Operations for the National Military Command Center, J-3, the Joint Staff in the Pentagon. Additionally, he was a special assistant to the Secretary of Veterans Affairs during his time as a White House Fellow. Lt. Gen. Bostick graduated with a Bachelor’s of Science degree from the U.S. Military Academy at West Point and later returned to the Academy to serve as an Assistant Professor of Mechanical Engineering. He holds Master’s degrees in Civil Engineering and Mechanical Engineering from Stanford University and a Doctorate in Systems Engineering from George Washington University. Lt. Gen. Bostick was recently selected as a member of the National Academy of Engineering, the National Academy of Construction, and the George Washington University School of Engineering and Applied Science Hall of Fame for his many contributions to engineering.

Helen Sabzevari, Ph.D.

Dr. Sabzevari joined Intrexon in 2017 bringing extensive expertise in research and development of immunotherapy-based therapeutics as well as experience translating novel treatments from pre-clinical stage into the clinic. She served as Senior Vice President of Immuno-Oncology as well as Global Head of Immunotherapy, Oncology, Global Research and Early Development at EMD Serono (a subsidiary of Merck KGaA, Darmstadt, Germany). During her tenure, she led the immuno-oncology discovery and early development translational innovation platform and brought forward numerous pre-clinical and clinical assets including Avelumab, an approved programmed death ligand-1 (PD-L1) checkpoint inhibitor. Dr. Sabzevari also led the Molecular Immunology Group at the Laboratory of Tumor Immunology and Biology at the US National Cancer Institute (LTIB-NCI), where she was focused on design, development and delivery of novel vaccines and immunotherapies for a range of human cancers. Most recently she co-founded and served as Chief Scientific Officer of Compass Therapeutics LLC, a fully-integrated drug discovery and development company focused on manipulating the immune system to treat human disease.

Dr. Sabzevari’s contributions in the field of tumor immunology earned her the National Institutes of Health (NIH) merit award for major contribution to the field of cancer immunotherapy, and she also received the Mass High Tech’s Women to Watch Award and the PharmaVOICE 100 Award. Dr. Sabzevari received her doctorate degree in cell and molecular immunology and completed her postdoctoral work at the department of immunology at the Scripps Research Institute working on various immunotherapeutic modalities in the treatment of cancer and autoimmune diseases.

Nir Nimrodi

Mr. Nimrodi has served in multiple roles since joining the Company in 2014, including most recently as Senior Vice President and Head of Corporate Development. He has over two decades of diverse international experience in large global businesses in the life sciences, pharmaceutical, biotechnology, and diagnostics industries. While at Life Technologies, Mr. Nimrodi served as Chief Executive Officer and Board Member of Life Technologies Israel, Head of Protein Technologies, as well as Vice President and General Manager of Food Safety and Animal Health. Mr. Nimrodi played a key part in Life Technologies growth until its acquisition. Additionally, he has held leadership positions at Proneuron Biotechnologies, Inc., Mindsense Biosystems, and Teva Pharmaceutical Industries, Ltd.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. Intrexon’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com or follow us on Twitter at @Intrexon, on Facebook, and LinkedIn.

Trademarks

Intrexon, Powering the Bioindustrial Revolution with Better DNA, and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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For more information regarding Intrexon Corporation, contact:

Investor Contact: Christopher Basta Vice President, Investor Relations Tel: +1 (561) 410-7052 investors@intrexon.com	Corporate Contact: Marie Rossi, Ph.D. Director, Technical Communications Tel: +1 (301) 556-9850 publicrelations@intrexon.com